SAKS INCORPORATED ANNOUNCES AUGUST COMPARABLE STORE SALES INCREASE OF 3.3%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (August 31, 2006)--Retailer Saks Incorporated (NYSE:SKS) (the “Company”) today announced that for the four weeks ended August 26, 2006 compared to the four weeks ended August 27, 2005, total Company comparable store sales increased 3.3%, and total sales decreased 36.5%. By segment, comparable store sales decreased 2.0% for SDSG and increased 5.0% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended August 26, 2006 compared to the four weeks ended August 27, 2005, owned sales were:

			Total		Comparable
			Increase		Increase
	This Year	Last Year	(Decrease)		(Decrease)
SDSG	$ 53.5	$ 189.3	(71.7%	)	(2.0%	)
SFAE	174.0	169.1	2.9%		5.0%
Total	$ 227.5	$ 358.4	(36.5%	)	3.3%

Merchandise categories with the best sales performances for SDSG (Parisian) in August were men’s sportswear, children’s apparel, intimate apparel, dresses, and women’s better sportswear. Categories with the softest sales performances for SDSG (Parisian) in August were women’s petite sportswear, women’s moderate sportswear, cosmetics, and junior’s apparel. Categories and businesses with the best sales performances for SFAE in August were women’s designer, bridge, modern, and contemporary apparel; women’s shoes and handbags; men’s apparel, shoes, and accessories; and Saks Direct. Categories with the softest performances for SFAE in August were women’s “gold range” apparel, fashion jewelry, children’s apparel, and gifts.

On a year-to-date basis, for the seven months ended August 26, 2006 compared to the seven months ended August 27, 2005, owned sales were:

					Comparable
			Total		Increase
	This Year	Last Year	(Decrease)		(Decrease)
SDSG	$ 587.4	$ 1,751.4	(66.5%	)	(0.8%	)
SFAE	1,425.9	1,452.4	(1.8%	)	0.9%
Total	$ 2,013.3	$ 3,203.8	(37.2%	)	0.4%

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The Company completed the sale of its SDSG Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005 and the sale of SDSG’s NDSG business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006. Total and comparable store sales above reflect revenues of Proffitt’s/McRae’s and NDSG through those dates. Effective March 5, 2006, SDSG consists of Parisian and Club Libby Lu.

Company Information

Saks Incorporated currently operates Saks Fifth Avenue Enterprises (SFAE), which consists of 54 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates 38 Parisian stores and 62 Club Libby Lu specialty stores. On August 2, 2006, the Company announced plans to sell its Parisian business to Belk in a transaction expected to close in the third fiscal quarter of 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; and the successful consummation of the Parisian transaction. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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